For Information Contact:
Maureen Crystal
Tel: 703.707.6777
E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Solid First Quarter 2007 Financial Results
•	Revenues up 40% to $64.3 million
•	Operating income up 75% to $4.6 million
•	Operating margin increases to 7.2%
•	First quarter EPS up 75% to $0.21

RESTON, Va. -- BUSINESS WIRE - May 1, 2007 -- NCI, Inc. (NASDAQ:NCIT), a provider of information technology services and solutions to U.S. federal government agencies, announced today results for the first quarter of 2007. The table below is a summary of our financial results:

Q1: 2007
Revenues	$64.3 million
Operating income	$4.6 million
Operating margin	7.2%
Net income	$2.9 million
Diluted EPS	$0.21

Reported Results
For the first quarter of 2007, NCI reported revenues of $64.3 million compared to $46.0 million for the first quarter of 2006. This represents a growth rate of approximately 40%, and an organic revenue growth rate of 33%, and is due to new task orders under NCI’s GWAC contract vehicles as well as growth on existing programs and the acquisition in the first quarter of Operational Technologies Services, Inc. (OTS). Operating income for the first quarter of 2007 was $4.6 million, compared to $2.7 million for the first quarter of 2006. The improvement was due to the higher volume of revenue on a year-over-year basis, and resulted in an operating margin of 7.2% for the first quarter of 2007 compared to 5.8% for the same period in 2006. Net income for the first quarter was $2.9 million, compared to $1.7 million for the same period in 2006. Diluted earnings per share for the first quarter were $0.21, compared to $0.12 per share for the comparable period in 2006. The effective tax rate for the first quarter of 2007 was 39.5%. Diluted shares outstanding were 13.5 million shares for both the first quarters of 2007 and 2006.

CEO Comments
Charles K. Narang, NCI’s Chairman and CEO, said, “We are pleased to announce another solid quarter in which we saw improvements in our revenue growth, operating margin and profitability. Despite some of the political and economic issues impacting the sector for government IT services, we continue to progress on target with the expectations previously outlined for 2007 and believe that we remain well positioned to deliver on our promises to our customers, employees and stockholders.”

Business Highlights
NCI’s president and COO, Terry Glasgow, stated, “During the first quarter we continued to make progress on the business development front with bookings of approximately $48 million. NCI also acquired and fully integrated OTS during the first quarter of 2007. This was an important strategic addition for the company in that it allows NCI to further penetrate into the federal-civilian market. We are pleased with the results for the first quarter and believe we continue to remain on target for 2007.”

Key Metrics
NCI reported total backlog for the first quarter of 2007 of $622 million, of which $26 million was from the acquisition of OTS. Of the total backlog, $120 million was funded. This compares to total backlog of $560 million at the end of the first quarter of 2006, including $71 million in funded backlog. During the first quarter of 2007, approximately 78% of revenue was from prime contracts. Time-and-materials contracts accounted for 38% of revenue, cost-plus contracts accounted for 28% of revenue, and fixed-price contracts accounted for 34% of revenue for the first quarter of 2007. Our customer mix for the first quarter of 2007 reflects approximately 80% of revenues from the Department of Defense and Intelligence customers and approximately 20% of revenues from federal civilian agencies.

Outlook
The table below summarizes the guidance ranges for the second quarter and full year of 2007. This outlook does not reflect the impact of any future acquisitions.

	2nd Quarter 2007	Full Year 2007
Revenue	$63 million - $66 million	$255 million - $265 million
Diluted Earnings Per Share	$0.20 - $0.22	$0.83 - $0.88

Conference Call Information
NCI, Inc.’s executive management will hold a conference call today at 5 p.m. EST, to discuss first quarter 2007 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 9245439. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 8 p.m. EDT today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 9245439. A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:
NCI is a leading provider of information technology services and solutions to U.S. federal government agencies. As an ISO 9001 certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives including enterprise systems management, information assurance, network engineering, and systems development and integration. Headquartered in Reston, Virginia, NCI has approximately 1,500 employees and 50 locations worldwide. For more information, visit our website at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as "may,” "will,” "intends,” "should,” "expects,” "plans,” "projects,” "anticipates,” "believes,” "estimates,” "predicts,” "potential,” "continue,” or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully integrate Operational Technologies Services, Inc. and future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute and effectively integrate acquisitions appropriate to the achievement of our strategic plans; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) delays related to agency specific funding freezes, (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS) and/or schedule contracts with the General Services Administration; and (v) expensing of stock options; and our own ability to achieve the objectives of near term or long range business plans. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC) for the period ended December 31, 2006, and from time to time, in other filings with the SEC such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(amounts in thousands, except per share data)

	Three months ended March 31,
	2007	2006

Revenue	$64,291	$46,035

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, shown separately below)	55,509	39,470
General and administrative expense	3,580	3,255
Depreciation and amortization	370	410
Amortization of intangible assets	183	246
Total operating costs and expenses	59,642	43,381
Operating income	4,649	2,654
Interest income	142	117
Interest expense	(24)	(26)
Income before taxes	4,767	2,745
Income tax expense	1,882	1,074
Net income	$2,885	$1,671

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,328	13,328

Net income per share	$0.22	$0.13

Diluted:
Weighted average shares and equivalent shares outstanding	13,508	13,502

Net income per share	$0.21	$0.12

NCI, INC.

CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except per share data)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,383	$13,930
Accounts receivable, net	66,980	65,841
Deferred tax assets	1,753	1,678
Prepaid expenses and other current assets	1,251	1,280
Total current assets	78,367	82,729
Property and equipment, net	4,775	4,925
Other assets	869	785
Deferred tax assets, net	528	552
Intangible assets, net	1,930	381
Goodwill	22,361	17,427
Total assets	$108,830	$106,799

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,720	$22,712
Accrued salaries and benefits	9,257	9,036
Other accrued expenses/liabilities	5,100	3,402
Deferred revenue	1,595	1,259
Total current liabilities	35,672	36,409
Other liabilities	137	168
Deferred rent	3,507	3,636
Total liabilities	39,316	40,213
Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 7,027,760 shares issued and outstanding,	134	134
Class B common stock, $0.019 par value—12,500,000 shares authorized; 6,300,000 shares issued and outstanding	120	120
Additional paid-in capital	57,553	57,580
Deferred compensation	(437)	(507)
Retained earnings	12,144	9,259
Total stockholders’ equity	69,514	66,586
Total liabilities and stockholders’ equity	$108,830	$106,799

NCI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(amounts in thousands)

	Three months ended March 31,
	2007	2006
Cash flows from operating activities
Net income	$2,885	$1,671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	553	655
Non-cash stock compensation expense	42	9
Deferred income taxes	(51)	699
Changes in operating assets and liabilities, net of effects of business combination:
Accounts receivable, net	190	9,001
Prepaid expenses and other assets	158	(944)
Accounts payable	(3,307)	(572)
Accrued expenses/other current liabilities	1,667	(1,322)
Deferred rent	(116)	(103)
Net cash provided by operating activities	2,021	9,094

Cash flows from investing activities
Purchase of property and equipment	(209)	(53)
Proceeds from sale of property and equipment	—	3
Cash paid for acquisition, net of cash acquired	(7,298)	—
Net cash used in investing activities	(7,507)	(50)

Cash flows from financing activities
Principal payments under capital lease obligations	(61)	(71)
Distributions to stockholders	—	(5,866)
Net cash used in financing activities	(61)	(5,937)

Net change in cash and cash equivalents	(5,547)	3,107
Cash and cash equivalents, beginning of year	13,930	12,323
Cash and cash equivalents, end of period	$8,383	$15,430

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$24	$26
Income taxes	$58	$24

Supplemental disclosure of non-cash activities:
Equipment acquired under capital leases	$2	$30

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